SECOND AMENDMENT TO AFFILIATION AGREEMENT
                        AND AGREEMENT AND PLAN OF MERGER


THIS SECOND AMENDMENT TO AFFILIATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of the 25th day of September, 1997, by and among Omega Orthodontics, Inc., a Delaware corporation ("OMEGA " or "Surviving Entity"); Clark E. Schneekluth, D.D.S. ("Dr. Schneekluth"), who is duly licensed to practice orthodontics in the state of California (the "State"); and Clark E. Schneekluth, D.D.S., P.C., a California professional corporation (the "Orthodontic Entity").

                                    RECITALS

         A. Omega, Dr. Schneekluth and the Orthodontic Entity entered into that certain Affiliation Agreement And Agreement and Plan Of Merger dated as of the 31st day of March 1997, as amended by that First Amendment to Affiliation Agreement and Agreement and Plan of Merger dated as of June 1, 1997 (as amended, the "Agreement").

         B. The parties thereto desire to amend the Agreement so as to amend
Section 2.3. and Section 10.1(b).

         Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged to the full satisfaction of the parties hereto, the parties hereto agree as follows:

         1. The first sentence of Section 2.3 is hereby deleted in its entirety and the following substituted in its place:

         "2.3 Time and Place of Closing. The closing of the transactions contemplated hereby (herein called the "Closing") shall be held immediately before the Effective Time at the offices of Robinson & Cole, One Boston Place, Boston, Massachusetts 02108 on the date of the closing of OMEGA's initial public offering of its securities (the "IPO Closing") pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") ("IPO"), or at such other place, date or time as may be fixed by mutual agreement of the parties; provided, however, that in no event shall the Closing date be extended beyond October 10, 1997."

         2. Section 10.1(b) is hereby deleted in its entirety and the following substituted in its place:

         "10.1(b) If the IPO is not successfully completed on or before October 10, 1997, this Agreement may be terminated by OMEGA or Dr. Schneekluth upon written notice to the other party, and if so terminated, all obligations of the parties hereunder shall terminate without any further liability of either party to the other, except that each party shall remain obligated in respect of the provisions of Section 10.3 and 10.7 which shall survive any such termination."

3. Except as expressly modified, amended and supplemented in this Amendment, the terms of this Agreement remain unchanged and in full force and effect on the date hereof. This Amendment may be executed, accepted and delivered in any number of counterparts, but all counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.


                                  /s/ Clark E. Schneekluth, D.D.S.
                                  -----------------------------------
                                  Clark E. Schneekluth, D.D.S.


                                  Clark E. Schneekluth D.D.S., P.C.


                                  By: /s/ Clark E. Schneekluth D.D.S.
                                     --------------------------------
                                     Clark E. Schneekluth D.D.S.
                                     Its President
                                     --------------------------------
                                     Duly Authorized



                                  OMEGA ORTHODONTICS, INC.

                                  By:  /s/ Robert J. Schulhof
                                       -------------------------------
                                       Printed Name: Robert J. Schulhof
                                       Its President and Chief Executive Officer
                                       Duly Authorized




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